EXHIBIT 77C to Neuberger Berman Income Funds Form NSAR 09/30/09

File Number: 81103802
CIK Number: 0000723620

Report of Votes of Shareholders

A special meeting of shareholders of Neuberger Berman
Government Money Fund and
Neuberger Berman TaxFree Money Fund (each individually a Fund and collectively the Funds), each a series of Neuberger Berman Income Funds (the Trust), was held on April 6, 2009. Upon completion of the acquisition of Neuberger Berman
Management LLC (Management) and
Lehman Brothers Asset Management LLC (LBAM) by
NBSH Acquisition, LLC, an entity
organized by key members of Neuberger Bermans senior management (the Acquisition), the
Trusts management and subadvisory agreements, on behalf of each Fund, with Management and LBAM, respectively, automatically terminated. To provide for continuity of management, the shareholders of each Fund voted on the following matters, which became effective upon completion of the Acquisition on May 4, 2009.

PROPOSAL 1 TO APPROVE A NEW MANAGEMENT AGREEMENT BETWEEN THE
TRUST AND A NEWLYFORMED SUCCESSOR ENTITY TO MANAGEMENT (NEW
MANAGEMENT)

Neuberger Berman 			Votes				Broker
Income Funds		Votes For	Against		Abstentions	NonVotes

Government
Money Fund		1,963,089,340    	985,840		3,640,755	317,211,180

TaxFree Money Fund	350,120,373	1,131,677			207,478,380

PROPOSAL 2 TO APPROVE A NEW SUBADVISORY AGREEMENT WITH RESPECT
TO THE TRUST AND THE FUND, BETWEEN NEW MANAGEMENT AND LBAM

Neuberger Berman 			Votes				Broker
Income Funds		Votes For	Against		Abstentions	NonVotes

Government
Money Fund		1,962,290,325	974,106		4,451,503	317,211,180

TaxFree Money Fund	350,120,373	1,131,677			207,478,380

PROPOSAL 3 TO APPROVE THE ELECTION OF THE FOLLOWING TRUSTEES TO
THE BOARD OF TRUSTEES OF THE TRUST:*

Neuberger Berman 			Votes 				Broker
Income Funds 		Votes For	Withheld		Abstentions	NonVotes

Joseph V. Amato		4,517,071,561	13,663,973

John Cannon		4,516,017,781	14,717,753

Faith Colish		4,516,257,732	14,477,802

Robert Conti		4,517,267,788	13,467,746

Martha C. Goss		4,516,973,261	13,762,273

C. Anne Harvey		4,516,262,791	14,472,743

Robert A. Kavesh		4,516,011,648	14,723,886

Michael M. Knetter	4,517,334,758	13,400,776

Howard A. Mileaf		4,515,960,746	14,774,788

George W. Morriss		4,517,066,373	13,669,161

Edward I. OBrien		4,516,052,727	14,682,807

Jack L. Rivkin		4,516,210,816	14,524,718

Cornelius T. Ryan		4,515,812,527	14,923,007

Tom D. Seip		4,515,125,394	15,610,140

Candace L. Straight	4,517,292,225	13,443,309

Peter P. Trapp		4,505,899,544	24,835,990

	* Denotes trustwide proposal and voting results.